EXHIBIT 99.1

Pope Resources Announces $4.9 Million Conservation Sale

POULSBO, Wash., March 31, 2015 Pope Resources (Nasdaq: POPE) announced a $4.9 million conservation sale to The Trust for Public Land, consisting of a conservation easement covering 3,607 acres in Jefferson County, Washington, of which 215 acres were sold in fee, leaving 3,392 acres remaining under Pope Resources' ownership subject to the easement that precludes development but allows continuing timberland operations.

"We are pleased to enter into our second conservation transaction in the Hood Canal watershed involving the United States Navy and The Trust for Public Land," said Jon Rose, President of Olympic Property Group, a Pope Resources real estate subsidiary. "The easement and land sale will reduce potential future conflicts between Hood Canal naval operations and development of our property, while at the same time expanding public and riparian access to the Dosewallips River."

"Our work with Pope Resources and the Naval base at Kitsap is a great success story," said Paul Kundtz, Washington State Director of The Trust for Public Land. "Having beautiful places like this both protected and accessible is a core goal for our organization."

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 193,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, President & CEO, 360.697.6626, Fax 360.697.1156